QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Blake Stowell The SCO Group bstowell@sco.com Tel: (801) 932-5703 www.sco.com	Anton Nicholas Sloane & Company anicholas@sloanepr.com Tel: (212) 446-1889

The SCO Group Announces Second Quarter Fiscal 2005 Results

        LINDON, Utah, June 1, 2005—The SCO Group, Inc. (Nasdaq: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today reported results for its fiscal second quarter ended April 30, 2005.

        Revenue for the second quarter of fiscal year 2005 was $9,258,000 as compared to $10,137,000 from the comparable quarter of the prior year. The decrease in revenue in the second quarter of fiscal year 2005 from the comparable quarter of the prior year was primarily due to continued competitive pressures on the Company's UNIX products and services.

        The net loss attributable to common stockholders for the second quarter of fiscal year 2005 was $1,962,000, or ($0.11) per diluted common share, as compared to a net loss attributable to common stockholders of $14,726,000, or ($1.04) per diluted common share for the comparable quarter of the prior year.

        "Our core UNIX business remained profitable in the second quarter as expected, and we increased revenue over the prior quarter as a result of improved performance across all geographies," said Darl McBride, President and CEO, The SCO Group. "We have continued to focus our UNIX business on commercial success in the market place and look forward to launching SCO OpenServer 6 later this month. At the same time, our SCOsource business remains committed to pursuing our legal strategy in the courtroom, and we are well-positioned to see our litigation through to its conclusion."

        Revenue for the first two quarters of fiscal year 2005 was $18,123,000 as compared to $21,529,000 from the first two quarters of fiscal year 2004. The net loss attributable to common stockholders for the first two quarters of fiscal year 2005 was $4,923,000, or ($0.28) per diluted common share, as compared to a net loss attributable to common stockholders of $17,212,000, or ($1.23) per diluted common share for the first two quarters of fiscal year 2004. Cash and cash equivalents and available-for-sale securities were $14,192,000 at April 30, 2005. In addition, $3,967,000 remains in an escrow account and is classified as a component of restricted cash as of April 30, 2005, that will be used to pay for certain expenses associated with our litigation.

UNIX Business

        The Company plans to release SCO OpenServer 6 on June 22, 2005 at an event for SCO's software and hardware partners, customers, and members of the media and analyst community in New York City.

        SCO OpenServer 6 has been a multi-year, multi-million dollar development effort and is the most significant upgrade in the product's history. The product has been designed to provide customers with increased performance and security enhancements, access to numerous applications, and integrates many popular Open Source technologies. The product has been in active pre-release testing since the beginning of the year with many of the Company's leading SCO OpenServer customers and has been favorably received.

Trolltech AS

        On March 14, 2005, SCO sold shares of Trolltech AS it had owned since 1999 in a private transaction for total proceeds of $779,100. The Company accounted for the sale and proceeds of the sale as a component of other income in its second quarter and year-to-date statements of operations.

Conference Call

        As previously announced, The SCO Group will host a conference call at 5:00 p.m. EDT today, June 1, 2005 to discuss its second quarter results. To participate in the teleconference, please call 800-818-5264 or 913-981-4910; confirmation code: 4988956, approximately five minutes prior to the time stated above. A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Web cast and replay may be accessed from http://ir.sco.com/medialist.cfm. A replay of the call will also be available via the phone starting at 8:00 p.m.

Forward-Looking Statements

        This press release contains forward-looking statements related to (i) the anticipation that the Company will release SCO OpenServer 6 June 22, 2005 and (ii) the Company's commitment in its SCOsource business to pursuing its legal strategy in the courtroom and seeing its litigation through to conclusion. SCO wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements including factors such as continued competitive pressure on its operating system products which could impact the profitability of the UNIX business, unforeseen legal costs related to the Company's litigation, the Company's inability to develop new products and services, the Company's inability to release SCO OpenServer 6 on June 22, 2005 and the Company's inability to see its litigation through to its conclusion. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

About SCO

        The SCO Group, Inc. (Nasdaq: SCOX—News) helps millions of customers to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

        SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Second Quarter 2005 Results
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	April 30, 2005	October 31, 2004
Assets:
Cash and cash equivalents	$8,145	$12,693
Restricted cash	7,974	8,283
Available-for-sale securities	6,047	18,756
Accounts receivable, net	6,325	6,638
Other current assets	2,288	1,870

Total current assets	30,779	48,240
Property and equipment, net	579	649
Intangibles, net	4,060	5,413
Other assets	1,134	1,098

Total assets	$36,552	$55,400

Liabilities:
Accounts payable	$1,424	$7,854
Accrued payroll and accrued expenses	6,367	7,224
Accrued compensation to law firms	—	7,956
Deferred revenue	4,896	4,877
Other current liabilities	5,603	4,916

Total current liabilities	18,290	32,827
Long-term liabilities	342	343
Common stock subject to rescission	851	528
Stockholders' equity	17,069	21,702

Total liabilities and stockholders' equity	$36,552	$55,400

The SCO Group Announces Second Quarter 2005 Results
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Products revenue	$7,838	$8,415	$15,142	$18,127
Services revenue	1,390	1,711	2,881	3,371
SCOsource licensing revenue	30	11	100	31

Total revenue	9,258	10,137	18,123	21,529

Cost of products revenue	563	818	1,207	1,623
Cost of services revenue	746	1,073	1,495	2,395
Cost of SCOsource licensing revenue	2,889	4,567	6,382	8,090

Total cost of revenue	4,198	6,458	9,084	12,108

Gross margin	5,060	3,679	9,039	9,421

Operating expenses:
Sales and marketing	2,963	4,698	5,900	9,719
Research and development	2,117	2,868	4,197	5,575
General and administrative	2,036	1,710	3,799	3,904
Loss on impairment of long-lived assets	—	2,139	—	2,139
Severance and exit costs	—	682	—	682
Amortization of intangibles	593	593	1,186	1,380
Stock-based compensation	7	163	22	598

Total operating expenses	7,716	12,853	15,104	23,997

Loss from operations	(2,656)	(9,174)	(6,065)	(14,576)
Equity in income of affiliate	17	37	70	74
Other income, net	800	2,422	1,309	6,185

Loss before income taxes	(1,839)	(6,715)	(4,686)	(8,317)
Provision for income taxes	(123)	(966)	(237)	(1,094)

Net loss	(1,962)	(7,681)	(4,923)	(9,411)
Dividends on convertible preferred stock	—	(7,045)	—	(7,801)

Net loss applicable to common stockholders	$(1,962)	$(14,726)	$(4,923)	$(17,212)

Basic and diluted net loss per common share	$(0.11)	$(1.04)	$(0.28)	$(1.23)

Weighted average basic and diluted common shares outstanding	17,913	14,100	17,831	13,960

QuickLinks

The SCO Group Announces Second Quarter Fiscal 2005 Results